Exhibit 12.1

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-01824) of The BOC Group plc of our report dated 22 November 2002 relating to the financial statements, which appears in The BOC Group plc Annual Report on Form 20-F/A for the year ended September 30, 2002

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
16 May 2003